Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 April 5, 2011

Barclays Bank PLC Buffered Return Optimization Securities
Linked to a Corn and Soybeans Basket due May 4, 2012

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of an equally-weighted basket of commodities (the “Underlying Basket”) comprised of corn and soybeans futures contracts (each a “Basket Component”), as determined by reference to the settlement price of the relevant nearby expiring futures contract as traded on the Chicago Board of Trade (the “CBOT”). If the Underlying Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Multiplier of 1.5 times the Underlying Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 17% and 21%. If the Underlying Return is zero or negative, but the Underlying Basket has not declined by a percentage more than the Buffer of 10%, the Issuer will repay your principal amount at maturity. However, if the Underlying Return is negative and the Underlying Basket has declined by a percentage more than the Buffer, the Issuer will repay less than the full principal amount, resulting in a loss that is proportionate to the negative Underlying Return in excess of the Buffer. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose up to 90% of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Market Exposure to Agricultural Commodities: The Securities provide diversification within your portfolio through exposure to an equally-weighted basket of corn and soybeans futures contracts.
❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Underlying Basket, up to the Maximum Gain. If the Underlying Return is negative, investors will be exposed to the decline in the Underlying Basket in excess of the Buffer at maturity.
❑	Buffered Downside Market Exposure: If the Underlying Return is zero or negative and the Underlying Basket has not declined by a percentage more than the Buffer, the Issuer will repay the principal amount at maturity. However, if the Underlying Basket has declined by a percentage more than the Buffer, meaning the Underlying Return is less than -10%, the Issuer will repay less than the full principal amount resulting in a loss to investors that is equal to the negative Underlying Return in excess of the Buffer. The buffered downside market exposure applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates[1]

Trade Date	April 15, 2011
Settlement Date	April 20, 2011
Final Valuation Date[2]	April 27, 2012
Maturity Date[2]	May 4, 2012

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET COMPONENTS AND RESULTING UNDERLYING BASKET, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE FWP-4 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the performance of an equally-weighted basket of corn and soybeans futures contracts as traded on the CBOT, as described in further detail under “Settlement Price” in this free writing prospectus. The return on the Securities is subject to, and will not exceed, the predetermined Maximum Gain or the corresponding maximum payment at maturity per $10.00 Security. The Maximum Gain and maximum payment at maturity for the Securities will be set on the Trade Date. The Securities are offered at a minimum investment of $1,000, or 100 Securities, at $10 per Security and integral multiples of $10 in excess thereof.

Underlying Basket	Buffer	Multiplier	Maximum Gain	Maximum Payment at Maturity per $10 Security	Basket Starting Level	CUSIP	ISIN

An equally-weighted basket comprised of
CBOT-traded corn and soybeans futures contracts	10%	1.5	17% to 21%	$11.70 to $12.10	100	06741K742	US06741K7422

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC

Per Security	$10.00	$0.20	$9.80

Total	$	$	$

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010, relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

®	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

®	Prospectus supplement dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Buffered Return Optimization Securities linked to a Corn and Soybeans Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

®	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

®	You can tolerate a loss of a substantial portion of your investment, and you are willing to make an investment that has the same downside market risk as an investment in the Basket Components and resulting Underlying Basket, subject to the Buffer.

®	You believe the Underlying Basket will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain of between 17% and 21% (the actual Maximum Gain will be determined on the Trade Date).

®	You understand and accept that your potential return is limited to the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the indicated range specified on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).

®	You do not seek current income from this investment.

®	You are willing and able to hold the Securities to maturity, a term of approximately 1 year, and accept that there may be little or no secondary market for the Securities.

®	You are willing to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

®	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your initial investment.

®	You require an investment designed to provide a full return of principal at maturity.

®	You cannot tolerate the loss of a substantial portion of your initial investment and are not willing to make an investment that has the same downside market risk as an investment in the Basket Components and resulting Underlying Basket, subject to the Buffer.

®	You believe the Underlying Basket will appreciate over the term of the Securities by more than the Maximum Gain.

®	You seek an investment that has unlimited return potential without a cap on appreciation.

®	You seek current income from this investment.

®	You are unable or unwilling to hold the Securities to maturity, a term of approximately 1 year, or you seek an investment for which there will be an active secondary market.

®	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-4 of this free writing prospectus as well as the ''Risk Factors'' beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC

Issue Price:	$10.00 per Security

Minimum Investment:	$1,000 (100 Securities)

Term:	Approximately 1 year

Underlying Basket[2]:	The Securities are linked to the performance of an equally-weighted basket comprised of corn and soybeans futures contracts, as determined by reference to the settlement price of such futures contracts as described under “Settlement Price” in this free writing prospectus.

Payment at Maturity (per $10.00):
  If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × the lesser of (a) Underlying
Return × Multiplier and (b) the Maximum Gain]

  If the Underlying Return is equal to or less than 0% and the Underlying Basket has not declined by a percentage more than the Buffer, the Issuer will repay the full principal amount at maturity.

  If the Underlying Return is less than 0% and the Underlying Basket has declined by a percentage more than the Buffer, the Issuer will repay less than the full principal amount at maturity resulting in a loss to investors that is equal to the depreciation of the Underlying Basket in excess of the Buffer over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × (Underlying Return + 10%)]

Your principal is exposed to any depreciation of the Underlying Basket beyond the Buffer, and you may lose up to 90% of your investment at maturity.

Buffer:	10%

Multiplier:	1.5

Maximum Gain:	17% to 21% (the actual Maximum Gain will be determined on the Trade Date)

Underlying Return	The performance of the Underlying Basket from the Trade Date to the Final Valuation Date, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 100 on the Trade Date.

Basket Ending Level:

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 × [1 + (50% × Corn return) + (50% × Soybeans return)]

The returns set forth in the formula above reflect the performance of the Basket Components as described under “Basket Component Return” below.

Basket Component Return:	With respect to each Basket Component, the percentage change from the respective Initial Price to the respective Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	The settlement price of the Basket Component on the Trade Date as described under “Settlement Price” in this free writing prospectus.

Final Price:	The settlement price of the Basket Component on the Final Valuation Date as described under “Settlement Price” in this free writing prospectus.

Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	For a description of adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” and Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Basket or the Basket Components. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

®	You Risk Losing up to 90% Your Principal—The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Basket Ending Level has not declined from the Basket Starting Level by a percentage more than the Buffer of 10% and will only make such payment at maturity. If the Basket Ending Level has declined from the Basket Starting Level by a percentage more than the Buffer, meaning the Underlying Return is less than -10%, the Issuer will pay you less than the full principal amount resulting in a loss of your initial investment that is equal to the depreciation of the Underlying Basket from the Trade Date to the Final Valuation Date in excess of the Buffer. Accordingly, if the Underlying Basket has declined by more than 10% from the Basket Starting Level over the term of the Securities, you risk losing 90% of your principal.

®	Buffered Downside Market Exposure Applies Only If You Hold the Securities to Maturity—Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Basket has not declined by more than 10%. You should be willing to hold your Securities to maturity. The buffered downside market exposure provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

®	The Multiplier Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Underlying Basket’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from the Issuer only if you hold your Securities to maturity.

®	Your Potential Return on the Securities Is Limited to the Maximum Gain—If the Basket Ending Level is greater than the Basket Starting Level, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Basket, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date and will not be less than 17.00%. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Basket Components.

®	Credit of Issuer—The Securities are unsubordinated and unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

®	No Interest Payments—The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Basket from the Trade Date to the Final Valuation Date.

®	Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

®	Owning the Securities is Not the Same as Owning the Basket Components or Certain Other Related Contracts Directly—The return on your Securities will not reflect the return you would realize if you actually purchased the commodities underlying the Basket Components directly, or exchange-traded or over-the-counter instruments based on such commodities. You will not have rights that holders of such instruments may have.

®	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

®	Changes in Settlement Prices of the Basket Components May Offset Each Other—The Securities are linked to an equally- weighted basket comprised of the Basket Components. Where the Final Price of one of the Basket Components increases relative to its Initial Price, the Final Price of the other Basket Component may not increase by the same amount or may even decline from the Initial Price. Therefore, in calculating the Basket Ending Level, increases in the price of one of the Basket Components may be moderated, or offset, by lesser increases or declines in the settlement price of the other Basket Component.

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®	Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

®	Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

®	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Basket.

®	Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

®	Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the level of the Underlying Basket on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

	®	the expected volatility of the prices of the physical commodities underlying the Basket Components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

	®	the time to maturity of the Securities;

	®	interest and yield rates in the market generally;

	®	a variety of economic, financial, political, regulatory or judicial events;

	®	global supply and demand for the physical commodities underlying the Basket Components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

	®	supply and demand for the Securities; and

	®	our creditworthiness, including actual or anticipated downgrades in our credit ratings

®	The Securities Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—The Securities will reflect a return based on the performance of the relevant CBOT-traded corn and soybeans futures contracts and do not provide exposure to corn or soybeans spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

®	Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably— Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Underlying Basket and, as a result, the market value of the Securities, and any payments you may receive in respect of the Securities.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of Underlying Basket and, as a result, the market value of the Securities.

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®	Changes in Supply and Demand in the Market for the Futures Contracts Comprising the Basket May Adversely Affect the Value of the Securities—As described in further detail under “Settlement Price” in this free writing prospectus, the relative performance of corn and soybeans futures contracts for purposes of determining the value of your Securities will be calculated by reference to the settlement price for the relevant nearby expiring corn or soybeans futures contract, as applicable, as traded on the CBOT. The applicable settlement price of the Basket Component will generally be determined by reference to the applicable futures contract scheduled to expire in the first nearby month. In the event that a specified valuation date (including the Final Valuation Date) occurs after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to the first nearby futures contract, or (ii) the last trading day of the first nearby futures contract, the applicable settlement price will be determined by reference to the futures contract scheduled to expire in the second nearby month.

Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the Basket Component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Securities may be less than would otherwise be the case if the settlement price of the Basket Component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

®	Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Securities—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Basket Components, therefore, the value of the Securities.

®	The Securities May Be Subject to Certain Risks Specific to Agricultural Commodities—Corn and soybeans are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Securities may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

	®	weather conditions, including floods, drought and freezing conditions;

	®	changes in government policies;

	®	changes in global demand for food;

	®	changes in ethanol or bio-diesel demand;

	®	planting decisions; and

	®	changes in demand for agricultural products, and in particular corn and soybeans, both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor on the price of the Basket Components, and the market value of the Securities linked to the Basket Components, may offset or enhance the effect of another factor.

®

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Basket, and Therefore the Value of the Securities—Commodity futures contracts such as the Basket Components are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the Basket Components, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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®	The Payment at Maturity on Your Securities is Not Based on the Price of the Basket Components at Any Time Other than the Final Valuation Date—The Final Price of each Basket Component and the Underlying Return will be based solely on the settlement prices of the Basket Components on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the settlement price of either Basket Component drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you for your Securities may be significantly less than it would otherwise have been had the payment at maturity been linked to the settlement prices of the Basket Components at a time prior to such drop. Although the settlement prices of the Basket Components on the maturity date or at other times during the life of your Securities may be higher than the settlement prices on the Final Valuation Date, you will not benefit from the settlement prices of the Basket Components at any time other than the Final Valuation Date.

®	Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates related to the price of the Basket Components (including futures, options or other derivative products related to the price of the Basket Components) may adversely affect the market value of the Basket Components and, therefore, the market value of the Securities.

Scenario Analysis and Examples at Maturity

The examples and tables below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the assumptions set forth below. The actual Maximum Gain and Initial Price of each Basket Component will be determined on the Trade Date while the Final Price for each Basket Component, the Basket Ending Level and resulting Underlying Return will be determined as of the Final Valuation Date. Numbers appearing in the examples and tables below have been rounded for ease of analysis.

Term:	Approximately 1 year
Basket Starting Level:	100
Multiplier:	1.5
Maximum Gain:	19% (the midpoint of the range of 17% to 21%)
Buffer:	10%

Basket Ending Level	Underlying Return	Payment at Maturity	Total Return at Maturity

175.00	75.00%	$11.90	19.00%

165.00	65.00%	$11.90	19.00%

155.00	55.00%	$11.90	19.00%

150.00	50.00%	$11.90	19.00%

145.00	45.00%	$11.90	19.00%

140.00	40.00%	$11.90	19.00%

135.00	35.00%	$11.90	19.00%

130.00	30.00%	$11.90	19.00%

125.00	25.00%	$11.90	19.00%

120.00	20.00%	$11.90	19.00%

115.00	15.00%	$11.90	19.00%

112.67	12.67%	$11.90	19.00%

110.00	10.00%	$11.50	15.00%

105.00	5.00%	$10.75	7.50%

100.00	0.00%	$10.00	0.00%

95.00	-5.00%	$10.00	0.00%

90.00	-10.00%	$10.00	0.00%

80.00	-20.00%	$9.00	-10.00%

70.00	-30.00%	$8.00	-20.00%

60.00	-40.00%	$7.00	-30.00%

50.00	-50.00%	$6.00	-40.00%

40.00	-60.00%	$5.00	-50.00%

30.00	-70.00%	$4.00	-60.00%

20.00	-80.00%	$3.00	-70.00%

10.00	-90.00%	$2.00	-80.00%

0.00	-100.00%	$1.00	-90.00%

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Example 1—On the Final Valuation Date, the Final Price of each Basket Component is greater than its Initial Price, resulting in an Underlying Return of 15.00%.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Price	Final Price	Basket Component Return

Corn	¢693.25	¢831.90	20.00%
Soybeans	¢1,410.25	¢1,551.28	10.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the respective Initial Price to the respective Final Price, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (50% × 20.00%) + (50% × 10.00%)] = 115

Step 3: Calculate the Underlying Return.

The Underlying Return is calculated as follows:

Basket Ending Level – Basket Starting Level		115 – 100
	=		=	15.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Underlying Return of 15.00% multiplied by 1.5 is greater than the Maximum Gain of 19%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Maximum Gain]

$10 + [$10 × 19%] = $10 + $1.90 = $11.90

The payment at maturity of $11.90 per $10 principal amount Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 19%.

Example 2—On the Final Valuation Date, the Final Price of corn is less than its Initial Price while the Final Price of soybeans is greater than its Initial Price, resulting in an Underlying Return of 5.00%.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Price	Final Price	Basket Component Return

Corn	¢693.25	¢658.59	–5.00%
Soybeans	¢1,410.25	¢1,621.79	15.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the respective Initial Price to the respective Final Price, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (50% × –5.00%) + (50% × 15.00%)] = 105

Step 3: Calculate the Underlying Return.

The Underlying Return is calculated as follows:

Basket Ending Level – Basket Starting Level		105 – 100
	=		=	5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Underlying Return of 5.00% multiplied by 1.5 is less than the Maximum Gain of 19%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Underlying Return × Multiplier]

$10 + [$10 × 5.00% × 1.5] = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a total return on the Securities of 7.50%.

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Example 3—On the Final Valuation Date, the Final Price of corn is greater than its Initial Price while the Final Price of soybeans is less than its Initial Price, resulting in an Underlying Return of –5.00%.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Price	Final Price	Basket Component Return

Corn	¢693.25	¢727.91	5.00%
Soybeans	¢1,410.25	¢1,198.71	–15.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the respective Initial Price to the respective Final Price, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (50% × 5.00%) + (50% × –15.00%)] = 95

Step 3: Calculate the Underlying Return.

The Underlying Return is calculated as follows:

Basket Ending Level – Basket Starting Level		95 – 100
	=		=	–5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Underlying Return is negative, but the Basket has not declined by a percentage more than the Buffer of 10%, the Issuer will repay the principal amount of the Securities at maturity.

The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

Example 4—On the Final Valuation Date, the Final Price of each Basket Component is less than its Initial Price, resulting in an Underlying Return of –40.00%.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Price	Final Price	Basket Component Return

Corn	¢693.25	¢346.63	–50.00%
Soybeans	¢1,410.25	¢987.18	–30.00%

With respect to each Basket Component, the Basket Component Return is equal to the percentage change from the respective Initial Price to the respective Final Price, calculated as follows:

Final Price – Initial Price
Initial Price

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 × [1 + (50% × –50.00%) + (50% × –30.00%)] = 60

Step 3: Calculate the Underlying Return.

The Underlying Return is calculated as follows:

Basket Ending Level – Basket Starting Level		60 – 100
	=		=	–40.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Underlying Return is negative and the Underlying Basket has declined by a percentage more than the Buffer of 10%, the investor is exposed to the depreciation of the Underlying Basket in excess of the Buffer. The Issuer will pay a payment at maturity of less than the full principal amount, calculated as follows per $10 principal amount Security:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (–40.00% + 10%)] = $10 + –$3.00 = $7.00

The payment at maturity of $7.00 per $10 principal amount Security represents a loss on the Securities of 30%, which is equal to the Underlying Return of –40.00% plus the Buffer.

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What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Basket. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the components of the Underlying Basket. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value).

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Corn and Soybeans Futures Contracts and Options

Corn and soybeans futures contracts are legally binding agreements for the buying or selling of deliverable grade corn and soybeans, respectively, at a fixed price for physical settlement on a future date. Corn and soybeans futures contracts are traded on the CBOT, and the closing prices of such futures contracts are published by CBOT.

Each CBOT-traded corn and soybeans futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn or soybeans futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn or soybeans futures contract (of a specified month), as applicable. The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

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Settlement Price

The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the Initial Price on the Trade Date and the Final Price on the Final Valuation Date of the Basket Components will be determined as set forth below:

  where the Basket Component is corn, the official settlement price per bushel of deliverable grade corn on the CBOT of the futures contract in respect of either (a) the first nearby month or (b) if the specified valuation date (including the Final Valuation Date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by CBOT;

  where the Basket Component is soybeans, the official settlement price per bushel of deliverable grade soybeans on the CBOT of the futures contract in respect of either (a) the first nearby month or (b) if the specified valuation date (including the Final Valuation Date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by CBOT.

The last trading day of the relevant futures contract used to determine the settlement price, as well as the relevant expiration date for the CBOT-traded option on the futures contract, are published by common data providers such as Bloomberg.

Historical Information

The following graphs set forth the historical performance of the Basket Components based on the daily settlement prices from January 2, 2002 through March 31, 2011. The settlement prices on March 31, 2011 were US cents 693.25/per bushel with respect to corn and US cents 1,410.25/per bushel with respect to soybeans.

We obtained the settlement prices of the Basket Components below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the Basket Components on the Final Valuation Date. We cannot give you assurance that the performance of the Basket Components will result in any return in addition to your initial investment.

Your payment at maturity will be based on the performance of an equally-weighted basket consisting of corn and soybeans futures contracts. An increase in the price of a Basket Component will have a positive impact on the Underlying Return. Conversely, a decrease in the price of a Basket Component will have a negative impact on the Underlying Return. Price movements in the Basket Components may not correlate with each other, and increases in the price of one Basket Component may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Component.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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